EXHIBIT 99.1

PRESTO®	Tel. 715-839-2021
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242
NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2009 EARNINGS

Eau Claire, Wisconsin (July 31, 2009) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Increased volume from the Housewares/Small Appliance and Absorbent Product business segments partially offset a decrease in Defense segment sales. The increased demand for Housewares/Small Appliances reported for first quarter 2009 continued during the second quarter, resulting in a 5% sales increase over the comparable 2008 quarter. The Absorbent Product segment secured a similar increase as its first quarter sales momentum also continued into the second quarter.  Maintaining volume at these levels for the balance of the year will be dependent upon the success of the Absorbent Product segment’s program to diversify its customer base and the continuity of its relationship with its major customer.  The term of its current contract with its major customer expires on July 31; discussions with the customer are ongoing.  Although strong, Defense segment sales were down 13.1% in comparison to the sizable shipments reported during 2008’s second quarter. The increase in quarterly earnings was largely attributable to the reduction in material and freight costs enjoyed at both the Housewares/Small Appliance and Absorbent Product segments. The reduced costs, although most welcome, are not believed to be sustainable on a long term basis, as it is more economical for most suppliers to shutter production facilities or withdraw equipment from the market than to continue to produce or ship at current prices.   In addition, both segments benefited from changes in product configurations that further enhanced material savings. Defense segment earnings were up slightly in largest part due to an improved mix of the products shipped. Earnings from the Company’s portfolio were comparable to those secured in second quarter 2008.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products and baby diapers.

	THREE MONTHS ENDED
	July 5, 2009	June 29, 2008
Net Sales	$103,161,000	$110,002,000
Net Earnings	$13,346,000	$9,582,000
Net Earnings Per Share	$1.95	$1.40
Weighted Shares Outstanding	6,855,000	6,845,000

	SIX MONTHS ENDED
	July 5, 2009	June 29, 2008
Net Sales	$211,087,000	$187,147,000
Net Earnings	$24,200,000	$15,832,000
Net Earnings Per Share	$3.53	$2.31
Weighted Shares Outstanding	6,852,000	6,842,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.